Exhibit 2.1






                                   AGREEMENT
                                      AND
                                 PLAN OF MERGER
                                     AMONG
                          BERGEN BRUNSWIG CORPORATION,
                           BIDDLE & CROWTHER COMPANY,
                               RAYMOND L. BIDDLE
                                      AND
                               BERKLEY G. BIDDLE

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                               TABLE OF CONTENTS

RECITALS................................................................    1

ARTICLE I           DEFINITIONS.........................................    1

ARTICLE II          THE PLAN OF MERGER..................................    5

     2.1  The Merger....................................................    5
     2.2  Exchange of Shares............................................    6
     2.3  Further Assurances............................................    9
     2.4  Adjustment Upon Recapitalization..............................    9
     2.5  Securities Law Matters........................................    9

ARTICLE III         REPRESENTATIONS AND WARRANTIES......................   10

ARTICLE IV          ADDITIONAL COVENANTS AND
                    AGREEMENTS OF THE PARTIES...........................   11

     4.1  Corporate Approval............................................   11
     4.2  Conduct of Business...........................................   11
     4.3  Negative Covenants............................................   11
     4.4  Exclusive Dealing.............................................   12
     4.5  Recent Certified Financial....................................   12
     4.6  Access........................................................   13
     4.7  Security......................................................   13
     4.8  Intentionally Omitted.........................................   13
     4.9  Transitional Provisions.......................................   13
     4.10 Best Efforts..................................................   13
     4.11 Brokers or Finders............................................   14
     4.12 Notice to Customers...........................................   14
     4.13 Covenants Not to Compete......................................   14
     4.14 Employment Agreements.........................................   14
     4.15 Payment of Special Dividends..................................   14
     4.16 Environmental Matters.........................................   14
     4.17 Certain Real Estate Matters...................................   15
     4.18 Indebtedness of Employees and Stockholders....................   15
     4.19 Trade Accounts Receivable Aging...............................   15
     4.20 Debit Memos...................................................   15
     4.21 Termination of Employment Contracts...........................   15
     4.22 Press Release.................................................   15
     4.23 Clauson Contract..............................................   15
     4.24 Commission Rate Freeze........................................   15


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ARTICLE V           AUDIT...............................................   16

     5.1  Accountant's Reports..........................................   16
     5.2  Asset Value...................................................   17
     5.3  Liability Value...............................................   18

ARTICLE VI          THE CLOSING.........................................   18

     6.1  The Closing...................................................   18
     6.2  Listed Shares.................................................   18
     6.3  Termination...................................................   18
     6.4  Liability on Termination......................................   19

ARTICLE VII         CONDITIONS TO OBLIGATION OF EACH PARTY..............   19

     7.1  No Prohibition of Transaction.................................   20
     7.2  Compliance With Law...........................................   20
     7.3  Proceedings, Documentation and Consents.......................   20

ARTICLE VIII   CONDITIONS TO THE OBLIGATION OF
               BBC TO CLOSE.............................................   20

     8.1  Representations and Warranties True at the Closing
          Date..........................................................   20
     8.2  No Material Adverse Change....................................   21
     8.3  Corporation's Performance.....................................   21
     8.4  Necessary Corporate Approvals.................................   21
     8.5  Corporate Authority...........................................   21
     8.6  Opinion of Counsel............................................   21
     8.7  Investment Letters............................................   22
     8.8  Satisfactory Searches.........................................   22
     8.9  Covenants Not To Compete......................................   22
     8.10 Employment Agreements.........................................   22
     8.11 Environmental Review..........................................   22
     8.12 Consents to the Merger........................................   22
     8.13 Seattle Lease.................................................   23
     8.14 Tax Waivers...................................................   23
     8.15 Continuation Agreements with Major Customers..................   23
     8.16 Results of Investigation......................................   23

ARTICLE IX          CONDITIONS TO THE CORPORATION'S
                    AND STOCKHOLDERS' OBLIGATIONS TO CLOSE..............   23

     9.1  Representations and Warranties True at the
          Closing.......................................................   23


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     9.2  BBC's Performance.............................................   23
     9.3  No Material Adverse Change....................................   24
     9.4  Authority.....................................................   24
     9.5  Opinion of BBC's Counsel......................................   24
     9.6  Employment Agreements.........................................   24
     9.7  Seattle Lease.................................................   24

ARTICLE X      SURVIVAL OF REPRESENTATIONS
               AND INDEMNIFICATION......................................   24

     10.1 Survival of Representations and Warranties....................   24
     10.2 Indemnification by the Corporation and
          Stockholders..................................................   25
     10.3 Indemnification by BBC........................................   27
     10.4 Enforcement of Indemnification Rights.........................   27
     10.5 Remedies Cumulative...........................................   28
     10.6 Liability for Deficiency......................................   28
     10.7 Access to Books and Records...................................   28
     10.8 Taxes.........................................................   29
     10.9 Insurance.....................................................   29
     10.10     Environmental Cleanup....................................   29
     10.11     Trade Accounts Receivable Guarantee......................   30
     10.12     Debit Memos..............................................   31
     10.13     Intentionally omitted....................................   31
     10.14     Defined Benefit Pension Plan.............................   31
     10.15     Clauson Contract.........................................   31
     10.16     Power of Attorney........................................   31
     10.17     Direction to Escrow Agent................................   32

ARTICLE XI          MISCELLANEOUS.......................................   32

     11.1 Notices.......................................................   32
     11.2 Assignability and Parties in Interest.........................   33
     11.3 Expenses......................................................   33
     11.4 Collections...................................................   33
     11.5 Governing Law.................................................   34
     11.6 Counterparts..................................................   34
     11.7 Headings......................................................   34
     11.8 Pronouns, etc.................................................   34
     11.9 Complete Agreement............................................   34
     11.10     Modifications, Amendments and Waivers....................   34
     11.11     Severability.............................................   34


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APPENDICES
- ----------

SECTION             DESCRIPTION                                        REFERENCE

Appendix A     Escrow Agreement.....................................    2.2(d)
Appendix B     Private Placement Questionnaire......................    2.5(a)
Appendix C     Covenant Not to Compete..............................    4.13
Appendix D     Employment Agreement.................................    4.14
Appendix E     Real Estate Lease....................................    4.17
Appendix F     Opinion of Corporation's Counsel.....................    8.6
Appendix G     Opinion of BBC's Counsel.............................    9.5
Appendix H     Joinder Agreement....................................    8.5
Appendix I     Business Terms of Clauson Contract...................    4.23



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                                   AGREEMENT
                                      AND
                                 PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER ("Agreement") has been made and entered into as of this 16th day of November, 1994, by and among BERGEN BRUNSWIG CORPORATION, a New Jersey corporation ("BBC"), BIDDLE & CROWTHER COMPANY, a Washington corporation ("Corporation"), and RAYMOND L. BIDDLE and BERKLEY G. BIDDLE ("Stockholders").

                                   RECITALS:

    1. The respective boards of directors of BBC and the Corporation have determined that it is in the best interests of each corporation and its stockholders to provide for a merger (the "Merger") pursuant to which (x) the Corporation will be merged with and into BBC and (y) shareholders of the Corporation will receive, in exchange for their shares of the Corporation's Class A Common Stock, no par value and Class B Common Stock, no par value (collectively, the "Corporation Stock"), shares of BBC's Class A Common Stock, par value $1.50 per share (the "Stock"), all on the terms and conditions hereinafter set forth.

    2. The Stockholders are the principal stockholders of the Corporation and are willing to enter into this Agreement in order to induce BBC to enter into this Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties adopt this Agreement as and for a Plan of Merger (the "Plan") under
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and in order to implement such Plan, the parties represent, warrant, covenant, and agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

    The terms defined in this Article (except as otherwise expressly provided in this Agreement) for all purposes of this Agreement and the Supplemental Agreement shall have the respective meanings specified in this Article.

    1.1 Affiliate shall mean any entity controlling, controlled by, or under common control with the Corporation.

    1.2 Agreement shall mean this Agreement, the Supplemental Agreement and all the exhibits and other documents attached to or referred to in either of them, and all amendments and supplements, if any, to either of them.

    1.3 Closing shall mean the meeting of the parties at which all Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time.


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    1.4  Closing Date shall mean January 10, 1995, or such other date thereafter as agreed to by the parties as the date on which the Closing shall occur.

    1.5 Closing Documents shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement.

    1.6  CPA shall mean Deloitte & Touche.

    1.7 Debit Memos shall mean memoranda issued by the Corporation to its vendors asserting its claim to a credit from such vendors with respect to merchandise returned to such vendors, promotional allowances earned, chargebacks or rebates, whether such items are classified by the Corporation as receivables from vendors or reductions of payables to vendors.

    1.8 Durr shall mean Durr Medical Corporation, an Alabama corporation which is an indirect subsidiary of BBC.

    1.9  ERISA shall mean the Employee Retirement Income Security Act.

    1.10 Escrow Agent shall mean a fiduciary mutually acceptable to BBC and the Corporation.

    1.11 Estimated Net Asset Value shall mean the Net Asset Value calculated as of November 30, 1994, and shall be based upon unaudited financial statements prepared by the Corporation in accordance with GAAP (as reflected on the most recent balance sheet of the Corporation which is annexed as part of Exhibit
2.25.1 to the Supplemental Agreement (the "Most Recent Balance Sheet")), as modified in accordance with Sections 5.2 and 5.3 of this Agreement and adjusted to give pro forma effect to the payment of the special dividends contemplated by
Section 4.15 (the "Preliminary Balance Sheet"). The Preliminary Balance Sheet shall be delivered to BBC not later than two weeks prior to the Closing Date and shall be accompanied by a certificate of the Stockholders to the effect that it fairly presents their estimate of Net Asset Value as of that date.

    1.12 Exchange Agent shall mean Lowenstein, Sandler, Kohl, Fisher & Boylan, P.C. or such other firm or financial institution as shall be designated by BBC prior to the Effective Time of the Merger.

    1.13 FIFO Cost shall mean the cost of an item of inventory to the Corporation, determined on a first-in, first-out basis.

    1.14 GAAP shall mean generally accepted accounting principles applied by the Corporation in a manner consistent with prior periods.

    1.15 Initial Escrowed Shares shall mean that number of shares of Stock having an aggregate Market Value of $3,000,000.


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    1.16 Initial Non-Escrowed Shares of Stock shall mean the shares of Stock to be issued by BBC pursuant to Section 2.2(c) other than the Initial Escrowed Shares.

    1.17 Knowledge. Any limitation or qualification of a representation or warranty made by the Corporation or the Stockholders in this Agreement or in the Supplemental Agreement which is based on "knowledge" shall include facts known to either of the Stockholders or John Clauson.

    1.18 Market Value shall mean the average of the last sale prices of the Stock on the New York Stock Exchange during the 30 trading days ending 10 days prior to the Closing Date, but such Market Value shall not be greater than $17 5/8 nor less than $14 5/8.

    1.19 Merger Consideration shall mean Net Asset value plus three million dollars $3,000,000.

    1.20 Net Asset Value shall mean the Corporation's assets as of the Closing Date, as valued pursuant to Section 5.2, less the Corporation's liabilities as of the Closing Date, as valued pursuant to Section 5.3. Net Asset Value shall be calculated after deducting the Special Dividends paid pursuant to Section 4.15.

    1.21 Outstanding Share Number shall mean the number of shares of Corporation Stock outstanding at the Effective Time of the Merger.

    1.22 BBC Representative shall mean any one of the following persons: Robert
E.  Martini, Dwight A. Steffensen, Neil F. Dimick or Milan A. Sawdei.

    1.23 Per Share Merger Consideration shall mean a number of shares of Stock determined by dividing the Merger Consideration by a number resulting from the multiplication of Market Value by the Outstanding Share Number.

    1.24 Premises shall mean all locations at which the Corporation or its Affiliates do business and which are listed in Exhibit 2.7.1 to the Supplemental Agreement.

    1.25 Regulated Substances shall have the meaning ascribed to that term in
Section 2.24(a) of the Supplemental Agreement.

    1.26 Representative shall mean Berkley G. Biddle or Raymond L. Biddle if Berkley G. Biddle should be unable to act on any matter or matters.

    1.27 SEC shall mean the Securities and Exchange Commission.

    1.28 Supplemental Agreement shall mean an agreement, executed concurrently with this Agreement by the parties to this Agreement, containing a series of representations and warranties.


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    1.29 Trade Accounts Receivable shall mean all accounts receivable arising from the sale or lease of goods or services to customers in the ordinary course of the Corporation's business and to manufacturers for goods delivered to manufacturers, salesmen.

    1.30 Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:

    Term                                       Section
    ----                                       -------
    Act                                        2.5(a)
    Closing Value                              5.2(a)
    Code                                       Lead-in
    Corporation                                Heading
    Corporation Stock                          Recital 1
    Effective Time of the Merger               2.1(d)
    ERISA                                      4.2(j)
    Escrow Agreement                           2.2(d)
    Escrow Shares                              2.2(d)
    Escrow Percentage                          2.2(d)
    Final Accountant's Report                  5.1(b)
    HSR Act                                    4.9
    Initial Accountant's Report                5.1(a)
    Loss or Losses                             10.2
    Merger Recital                             1
    Merger Document                            2.1(d)
    Most Recent Balance Sheet                  1.11
    Obsolete Inventory                         5.2(a)
    Old Certificates                           2.2(h)
    Outside Date                               6.1
    BBC                                        Heading
    PBGC                                       4.2(j)
    Permitted Transferees                      2.5(b)
    Plan                                       Lead-in
    Preliminary Balance Sheet                  1.11
    Proposed Statement                         5.1(a)
    Pro-Rata Share                             2.2(c)
    Reassigned Receivables                     10.11(a)
    Registration Statement                     2.5(c)
    Saleable Inventory                         5.2(a)
    Special Dividends                          4.15
    State Law                                  2.1
    Stockholders                               Heading
    Stock                                      Recital
    Surviving Corporation                      2.1(a)


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                                   ARTICLE II
                               THE PLAN OF MERGER

    2.1 The Merger. Upon performance of all covenants and obligations of the parties contained herein and upon fulfillment (or waiver) of all conditions to the obligations of the parties contained herein, at the Effective Time of the Merger and pursuant to the New Jersey Business Corporation Act and the Business Corporation Act of the State of Washington (the "State Law"), BBC and the Corporation shall cause the following to occur:

         (a) The Surviving Corporation. The Corporation shall be merged with and into BBC, the latter of which shall be the surviving corporation (the "Surviving Corporation"). The separate existence and corporate organization of the Corporation shall cease at the Effective Time of the Merger, and thereupon BBC and the Corporation shall be a single corporation, the name of which shall be Bergen Brunswig Corporation. BBC, as the Surviving Corporation, shall succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of the Corporation in accordance with the State Law.

         (b) Articles of Incorporation. The Articles of Incorporation of BBC shall be and remain the articles of incorporation of the Surviving Corporation until amended as provided by law.

         (c) By-Laws. The By-Laws of BBC shall be and remain the By-Laws of the Surviving Corporation until amended as provided by law.

         (d) Merger Document. Upon completion of the Closing, a Articles of Merger, in form satisfactory to BBC and the Corporation, in substance consistent in all respects with the terms of this Agreement, and properly executed in accordance with the State Law (the "Merger Document"), shall be filed with the Secretary of State of the State of New Jersey and with the Secretary of State of the State of Washington. The Merger shall become effective when the Merger Document is so filed. The date and time when the Merger shall become effective is referred to in this Agreement as the "Effective Time of the Merger."

         (e) Directors. From and after the Effective Time of the merger and until their respective successors shall be duly elected and qualified, the Board of Directors of the Surviving Corporation shall consist of each of the members of the Board of Directors of BBC.

         (f) Officers. From and after the Effective Time of the Merger, the officers of BBC shall be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

    2.2 Exchange of Shares. The manner of converting the shares of Corporation Stock, at the Effective Time of the Merger into shares of Stock having an aggregate Market Value equal to the Merger Consideration shall be as follows:


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         (a)  Treasury Shares.  Any shares of the Corporation's capital stock held in the treasury of the Corporation as of the Effective Time of the Merger shall be canceled and retired as of the Effective Time of the Merger. No cash, securities or other consideration shall be paid or delivered in exchange for any such treasury shares under this Agreement.

         (b) Corporation Stock. Except as otherwise provided herein with respect to fractional share interests, each share of Corporation Stock outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the Per Share Merger Consideration.

         (c) Delivery Outright. At the Effective Time of the Merger, BBC will deliver outright and free of escrow the Initial Non-Escrowed Shares to the stockholders of the Corporation in proportion to their respective ownership interests in the Corporation as reflected on Exhibit 2.12 to the Supplemental Agreement ("Pro-Rata Share").

         (d) Delivery in Escrow. At the Effective Time of the Merger, BBC will withhold that proportion of the Merger Consideration represented by the Initial Escrowed Shares ("Escrow Percentage") and will deliver those shares to the Escrow Agent, to be held by the Escrow Agent as collateral for the indemnification and other obligations of the Corporation's stockholders hereunder and pursuant to the provisions of an escrow agreement (the "Escrow Agreement") in substantially the form of Appendix A hereto. The Initial Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent and will be held by the Escrow Agent from the Effective Time of the Merger until distribution is authorized pursuant to the terms of this Agreement and the Escrow Agreement. By virtue of the approval of this Agreement by the stockholders of the Corporation, such stockholders shall, without any further act of any such stockholders, be deemed to have consented to and approved (i) the use of the Initial Escrow Shares as well as shares held in escrow after certain shares are released (collectively "Escrow Shares") as collateral for the above-mentioned obligations in the manner set forth in this Agreement and the Escrow Agreement, (ii) the appointment of the Representative as the Representative and as the attorney-in-fact and agent for each of the Corporation's stockholders under the Escrow Agreement, (iii) the taking by the Representative and the Representative's successors, if any, of any and all actions and the making of any and all decisions required or permitted to be taken by him under the Escrow Agreement (including, without limitation, the exercise of the power to: authorize delivery to BBC of Escrow Shares in accordance with the terms of this Agreement and satisfaction of claims by BBC; negotiate and enter into settlements and compromises of and comply with orders of courts with respect to such claims; resolve any claim made pursuant to
Section 10.2 and; take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and (iv) all of the other terms, conditions and limitations in the Escrow Agreement.

         (e) Post-Closing Adjustment. If the Net Asset Value as of the Closing Date, as shown by the Final Accountant's Report prepared pursuant to Article V hereof, should exceed the Estimated Net Asset Value, then BBC shall deliver to the Escrow Agent that number of additional shares of Stock determined by multiplying such excess by the Escrow Percentage, and shall issue and deliver the balance of those additional shares to the stockholders of the Corporation in


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proportion to their respective Pro-Rata Shares.  In no event shall BBC be required to issue more shares of Stock in connection with the Merger, including shares to be issued at and shares to be issued after the Closing, than that number of shares which have an aggregate value, calculated at Market Value, equal to 110% of Estimated Net Asset Value. if the Estimated Net Asset Value should exceed the Net Asset Value as of the Closing Date, as shown by the Final Accountant's Report, BBC shall be entitled to a refund of that number of shares determined by dividing that the total number of shares to be refunded by the Market Value. The Stockholders shall cause the Escrow Agent to return to BBC that number of shares determined by multiplying the shortfall by the Escrow Percentage, and agree jointly and severally to cause the stockholders of the Corporation to refund the balance of those shares to BBC.

         (f) Fractional Shares. In lieu of the issuance, transfer or recognition of fractional shares of Stock or interests or rights therein pursuant to this Section 2.2, BBC shall pay or shall cause the Surviving Corporation to pay to each holder of Corporation Stock to be converted into Stock pursuant to this Section 2.2 an amount of cash equal to the fair market value of any fraction of a share of Stock to which such holder would be entitled but for this provision. For purposes of such payment, the fair market value of a fraction of a share of Stock shall equal such fraction multiplied by the Market Value.

         (g) Records. For purposes of this Agreement, the stock transfer books of the Corporation shall be closed as of the Effective Time of the Merger, and no transfer of record of any shares of Corporation Stock shall take place thereafter.

         (h) Surrender of Corporation Stock Certificates. Immediately after the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented Corporation Stock shall surrender the same to the Exchange Agent appointed pursuant to Section 2.2(i) and shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole Initial Non-Escrowed Shares of Stock into which such stockholder's Corporation Stock shall have been converted and exchanged. When the Merger becomes effective, each such stockholder of the Corporation shall thereupon cease to have any rights in respect of the Corporation Stock other than (i) to receive stock certificates representing shares of Stock for such whole number of Initial Non-Escrowed Shares of Stock, (ii) to receive stock certificates representing shares of Stock covering the whole number of escrowed shares of Stock which are ultimately distributable to such holder pursuant to the Escrow Agreement and (iii) to receive cash in lieu of fractional shares pursuant to Section 2.2(f) and the Escrow Agreement. Unless and until any certificates which theretofore represented Corporation Stock ("Old Certificates") shall be so surrendered and exchanged, (i) each holder of Old Certificates shall not have any voting rights in respect of the Initial Escrowed Shares and Initial Non-Escrowed Shares of Stock into which the shares of Corporation Stock shall have been so converted and exchanged and (ii) dividends or other distributions payable to holders of record of shares of Stock shall not be paid to any holder of Old Certificates. Upon surrender of an Old Certificate, there shall be delivered to the record holder of such Old Certificate a certificate representing the whole number of Initial Non-Escrowed Shares to which such holder is entitled and cash in lieu of any fractional share interests relating to such Initial Non-Escrowed Shares, together with the amount of any dividends or other distributions, if any, which shall have become payable


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with respect to such holder's Initial Escrowed Shares and Initial Non-Escrowed
Shares, but in all cases without interest.

         (i) Exchange Agent. The Exchange Agent shall act as the exchange agent for the Corporation's stockholders to effect the conversion of Old Certificates into certificates representing the Initial Non-Escrowed Shares of Stock. Adoption of this Agreement by the Corporation's stockholders shall constitute ratification of the appointment of the Exchange Agent.

    2.3 Further Assurances. The Corporation and the Stockholders agree that if, at any time before or after the Effective Time of the Merger, BBC determines or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in BBC title to any property or rights of the Corporation, then BBC and its proper officers may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in BBC and otherwise to carry out the purposes of this Agreement, in the name of the Corporation and the Stockholders or otherwise.

    2.4 Adjustment Upon Recapitalization. The number of shares of Stock to be issued by BBC at the Effective Time of the Merger and upon issuance of the Final Accountant's Report, and the Market Value, shall be appropriately adjusted in the event that prior to the Effective Time of the Merger or the issuance of the Final Accountant's Report, the Stock should be split, combined, or otherwise recapitalized or if any stock dividend should be paid on the Stock or the record date for the payment of any such stock dividend should occur.

    2.5  Securities Law Matters.

         (a) Private Offering. The Corporation and Stockholders understand that the Stock to be issued and delivered by BBC hereunder will not be registered under the Securities Act of 1933, as amended (the "Act"), but will be issued in reliance upon the exemption afforded by Section 4(2) of the Act and Regulation D promulgated by the SEC thereunder, and upon the truth and accuracy of the representations set forth in a private placement certificate in the form of Appendix B hereto delivered by each Stockholder concurrently with the execution of this Agreement and by the other stockholders of the Corporation at or before the Closing. Each certificate of Stock issued pursuant to this Agreement shall bear the following legend:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR THE WASHINGTON SECURITIES ACT, AS AMENDED, AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO REGISTERED OR, IN THE OPINION OF COUNSEL ACCEPTABLE TO THIS CORPORATION, SUCH TRANSFER IS EXEMPT FROM REGISTRATION."

    BBC shall give instructions to its transfer agent consistent with the foregoing legend. Immediately after the SEC shall declare the Registration


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Statement to be effective, BBC shall direct its transfer agent to issue new certificates of Stock, free of any restrictive legend, to replace the certificates of Stock bearing the foregoing legend.

         (b) Limited Transfer Rights. Notwithstanding the foregoing, a former stockholder of the Corporation may transfer shares of Stock to one or more members of a group (not in excess of four persons) consisting of (i) the spouse or children of such stockholder, and (ii) one or more trusts for their benefit; provided however, that the transferee in each case will furnish BBC with an investment letter in form and substance satisfactory to counsel for BBC who shall be satisfied with the competence of such persons to give an investment letter ("Permitted Transferees").

         (c) Agreement To Register Stock. As soon as practicable after the Closing, but not more than sixty (60) days thereafter, BBC shall prepare and file a registration statement (the "Registration Statement") on the appropriate form with the SEC pursuant to which BBC shall register the Stock to be issued pursuant to this Agreement for resale by the Corporation's stockholders. BBC shall thereafter use its best efforts to have such Registration Statement declared effective by the SEC and to keep that Registration Statement current. BBC reserves the right to include other shares of Stock in that Registration Statement.

         (d) Costs. BBC shall bear all costs incurred in preparing and filing the Registration Statement including, without limitation, all applicable legal fees, accounting fees, printing fees, and SEC filing fees. BBC shall also bear all costs of keeping that Registration Statement current.

         (e) Information. The Stockholders will furnish BBC with all information concerning the Corporation and the Stockholders required for inclusion in that Registration Statement. The Stockholders represent and warrant that no information to be furnished to BBC for such statement or application will contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier information furnished hereunder which has become false or misleading.

         (f) Registration Rights Not Assignable. The registration rights set forth in paragraph (c) above are personal to the stockholders of the Corporation and may not be assigned except to Permitted Transferees.


                                   ARTICLE III
                          REPRESENTATIONS AND WARRANTIES

    The Supplemental Agreement is incorporated herein and made a part hereof.

                                   ARTICLE IV
                            ADDITIONAL COVENANTS AND
                            AGREEMENTS OF THE PARTIES

     4.1 Corporate Approval. The Stockholders agree to vote their shares of Corporation Stock in favor of the Plan and the Merger and to take any action necessary to obtain the approval of the Plan and the Merger by the other stockholders of the Corporation.

    4.2 Conduct of Business. Prior to the Closing Date, the Corporation shall conduct its business only in the ordinary course, except as otherwise permitted by this Agreement or consented to by BBC in writing. Without limiting the generality of the foregoing covenant, the Corporation shall (a) maintain its certificate of incorporation and by-laws in their respective forms on the date of this Agreement; (b) at all times keep full and complete books and records both consistently and in accordance with GAAP (except as otherwise noted on Exhibit 2.25.2 to the Supplemental Agreement); (c) maintain in full force and effect the insurance policies heretofore maintained by the Corporation (or policies providing substantially the same coverage); (d) use its best efforts to preserve its property in good condition; (e) use its best efforts to preserve its business organization intact and to preserve for BBC the good will of customers, suppliers and others having business relationships with the Corporation; (f) conduct its business in substantial compliance with all laws, regulations and ordinances applicable to its business; (g) promptly advise BBC in writing of any material adverse change in the business, assets or prospects of the Corporation; (h) furnish to BBC all monthly financial statements of the Corporation when they become available to any officer of the Corporation; (i) maintain its status as an S Corp. for federal and state income tax purposes; and
(j) terminate its Defined Benefit Pension Plan in full compliance with the requirements of ERISA and the rules and regulations of the Pension Benefit Guaranty Corporation ("PBGC").

    4.3 Negative Covenants. Prior to the Closing Date, the Corporation will not, except as otherwise permitted by this Agreement or consented to by BBC in writing, (a) purchase or make any commitment to purchase, quantities of any item of Saleable Inventory in excess of quantities normally purchased in the ordinary course of its business; (b) increase its indebtedness for borrowed money except in the ordinary course of business and then only to the extent that such indebtedness is repaid in full prior to the Closing; (c) pledge or hypothecate any of the Corporation's assets to secure indebtedness of the Corporation or any other person; (d) guarantee the obligations of any other person; (e) merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any proprietorship, firm, association, partnership, limited liability company, corporation or other business organization; (f) increase or decrease the rate of compensation of or pay any unusual compensation to any officer or employee, or enter into any agreement to increase or decrease the rate of compensation of or to pay any unusual compensation to any officer or employee (other than annual bonuses consistent with prior practice); (g) enter into any collective bargaining agreement, or (except as required by Section 4.2(j)) create or modify any profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or increase the level of benefits under any such plan, or increase or decrease any severance or termination pay benefit or any other fringe benefit; (h) make any representation to anyone indicating any intention of BBC or Durr to retain, institute, or provide any employee benefit plan, or represent in any manner that any officer or employee of the Corporation will be employed by BBC or Durr after the Closing; provided, however, the Corporation and BBC (or its designee) shall jointly meet with the Corporation's employees as soon as practicable following execution of this Agreement to explain employment and benefits to be offered by Durr upon Closing; (i) issue any shares of its capital stock, any security convertible into or exchangeable for such stock, or any warrant, option or other right to purchase or acquire any such security; (j) declare or pay any dividend, other than the Special Dividends, or make any distribution with respect to, or purchase or redeem, shares of its capital stock, (k) sell or dispose of any of its assets otherwise than in the ordinary course of its business; (1) enter into any contract or commitment of a type required to be disclosed on any exhibit to the Supplemental Agreement other than contracts entered into in the ordinary course of the Corporation's business; or (m) enter into any contract to do any of the foregoing.

     4.4 Exclusive Dealing. Until this Agreement shall be consummated or terminated in accordance with its terms, neither the Corporation nor any Stockholder shall take, or permit any other person acting on its or his behalf to take, any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide information to, any person or group other than BBC with respect to any purchase of the Corporation Stock or any purchase of substantial assets of or merger with the Corporation other than disclosures consented to in writing by BBC. The Corporation and the Stockholders shall promptly notify BBC of any solicitation or inquiry which any of them receive with respect to any such matter.

    4.5 Recent Certified Financial Statements. If requested by BBC, in order to permit BBC to comply with the requirements of the SEC, the Corporation will furnish BBC with a copy of the audited 1993 financial statements included as part of Exhibit 2.25.1 to the Supplemental Agreement in form suitable for filing with the SEC as part of BBC's form 8-K, including a consent manually signed by the Corporation's accountants who certified the Corporation's financial statements as at December 31, 1993 and for the year then ended.

    4.6 Access. Between the date hereof and the Closing Date, the Corporation shall give to BBC Representatives and their designees full access, during normal business hours and upon reasonable notice, in such a manner as not to disrupt normal business activities, to the Premises, property, material contracts and books of accounts and records of the Corporation reasonably relevant to an evaluation of the Premises and of the assets, liabilities and business of the Corporation. The Corporation will also cause its officers to furnish any and all financial, technical and operating data and other information pertaining to assets, liabilities and business of the Corporation and the Premises as is reasonably available and as BBC shall from time to time reasonably request for such purpose. BBC will hold, and will cause all of its directors, officers, employees and representatives to hold, in complete confidence, all information so obtained and will use such information only for the purpose of evaluating the accuracy of the representations made by the Corporation and the Stockholders in the Supplemental Agreement. If the Merger is not consummated as contemplated herein, BBC will return all returnable information and data to the Corporation and will not disclose any such data or information to any other person. Such obligation of confidentiality shall not extend to any information which was previously known to BBC, or generally known to others engaged in the same trade or business as the Corporation, or that is part of public knowledge.

    4.7 Security. Commencing at the close of business on the day prior to the Closing Date, BBC shall have the right, together with the Corporation, but not the obligation, to control ingress to and egress from the Premises and to secure the Corporation's property against loss.

    4.8  Intentionally Omitted.

    4.9 Transitional Provisions. In order to facilitate a smooth transfer of operations from the Corporation to BBC, the Corporation will, promptly following execution of this Agreement, furnish BBC with such data relevant to the Corporation's customers, employees and products as BBC may reasonably require, subject to the confidentiality provisions of Section 4.6. The Corporation will also introduce BBC to as many of the Corporation's customers, employees and suppliers as BBC may wish to visit.

    4.10 Best Efforts. The Corporation, the Stockholders and BBC shall use their best efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties as may be necessary to consummate the Merger. The parties shall also cooperate with and assist each other to cure any deficiency which any one of them is required to cure in order to close the Merger, provided that any cost associated with such assistance shall be borne by the party requesting the assistance.

    4.11 Brokers or Finders. Each party agrees to hold the other harmless and to indemnity it against the claims of any persons or entities claiming to be entitled to any brokerage commission, finder's fee, advisory fee or like payment from such other party based upon actions of the indemnifying party in connection with the Merger. In particular, the Stockholders will indemnify and defend BBC, its officers, directors and subsidiaries and their respective officers and directors from and against any and all claims of Zachary Scott & Co. with respect to the Merger.

    4.12 Notice to Customers. On or before the Closing Date, each party shall prepare and submit to the other party for approval (which approval shall not be unreasonably withheld) a form letter for mailing to each of the Corporation's customers. These letters will generally explain as many of the salient aspects of the Merger as the parties feel are necessary to provide the Corporation's customers with the information they need to understand and plan their business relationships with the parties after the Closing. No later than ten (10) days after the Closing Date, BBC, at its expense, shall mail the Corporation's and BBC's letters to the Corporation's former customers.

    4.13 Covenants Not to Compete. At the Closing, the Corporation will deliver to BBC covenants not to compete, substantially in the form and substance of Appendix C hereto, signed by each of the persons listed on that Appendix.

    4.14 Employment Agreements. At the Closing, the Corporation will deliver to BBC employment agreements, substantially in the form and substance of Appendix D hereto, signed by each of the persons listed on that Appendix.

    4.15 Payment of Special Dividends. At any time prior to the Effective Time of the Merger, the Corporation may pay to its stockholders one or more dividends (the "Special Dividends") consisting of cash, cash equivalents, life insurance, marketable securities and other investment securities then held by the Corporation, of which at least $3,500,000 shall be declared and distributed on or before November 30, 1994.

    4.16 Environmental Matters. BBC shall have the right, at its expense, to make Phase I environmental studies of the Premises. If any such study or studies should indicate the presence of Regulated Substances, the Corporation shall conduct such Phase II studies as the Corporation and BBC shall agree upon, including, but not limited to, tests of the air, subsoil, groundwater and building materials, as it shall deem necessary to determine whether any Regulated Substances are present and to estimate the potential clean-up costs, if any. BBC and the Corporation shall each pay one half of the cost of the Phase II studies, if any.

    4.17 Certain Real Estate Matters. At the Closing, the Stockholders will deliver to BBC a three year real estate lease covering the Corporation's Seattle facility, such lease to be in the form and substance of Appendix E hereto.

    4.18 Indebtedness of Employees and Stockholders. The Corporation will cause any indebtedness owing to it by its employees (other than salesmen's normal draws) or Stockholders to be paid in full at or before the Closing. The Corporation will not make any loans to employees or Stockholders prior to the Closing.

    4.19 Trade Accounts Receivable Aging. On or immediately prior to the Closing Date, the Corporation shall furnish BBC with a list of its Trade Accounts Receivable containing an aging of each customer's account.

    4.20 Debit Memos. On or immediately prior to the Closing, Date, the Corporation shall furnish BBC with a list of its Debit Memos which, as of the date of that list, have not resulted in the issuance of credit memos by the Corporation's vendors but have not been rejected by vendors.

    4.21 Termination of Employment Contracts. The Corporation will terminate the employment contracts listed on Exhibit 2.17.2 to the Supplemental Agreement, effective as of the Closing Date.

    4.22 Press Release. The Corporation and BBC will issue a joint press release promptly disclosing the execution of this Agreement. The Corporation shall not issue any press release or communicate with its customers or suppliers about this Agreement until the form of such release has been approved by the Corporation and BBC.

    4.23 Clauson Contract. The Stockholders will cause the Corporation to enter into a contract with John Clauson prior to Closing. The business terms of that contract are annexed hereto as Appendix I.

    4.24 Commission Rate Freeze. For a period of one year after the Closing, Durr will not reduce the commission rate used as of the date of this Agreement in calculating commissions payable to the Corporation's sales personnel. This provision is not intended to guarantee employment or a specific amount of commission income to any of such personnel.


                                   ARTICLE V
                                     AUDIT

    5.1  Accountant's Reports.

         (a) Proposed Statement. The Stockholders shall prepare, at their expense, and furnish to BBC and CPA within sixty (60) days after the Effective Time of the Merger, a proposed statement of the Net Asset Value ("Proposed Statement"). CPA shall audit that Proposed Statement and shall render a special accountant's report ("Initial Accountant's Report") to the Stockholders and BBC with respect to the Net Asset Value. As soon as practicable but, in any event, not more than sixty (60) days after receipt of the Proposed Statement, CPA shall furnish that report concurrently to the Stockholders and BBC along with a schedule of the adjustments proposed by CPA as well as adjustments passed by CPA, and shall make its work papers with respect to that report available to the Stockholders and their accountants no later than the time the Initial Accountant's Report is completed.

         (b) Time for Objections. After CPA shall have furnished copies of the Initial Accountant's Report to the Stockholders, if the Stockholders should object to that report on the grounds that it has not been made in accordance with this Agreement, they may give written notice of their objection to BBC within twenty (20) days after their receipt of that report. If no such assertion is made within such twenty (20) day period, or if BBC and the Stockholders agree upon all matters in dispute, the Initial Accountant's Report, as adjusted to reflect any such agreements, shall be final and binding on all parties hereto for the purpose of determining the Net Asset Value and shall be referred to as the "Final Accountant's Report".

         (c) Dispute Resolution. If BBC and the Stockholders are unable to resolve all items in dispute within fifteen (15) days after BBC's receipt of the Stockholders' written objection to the Initial Accountant's Report, then those items shall be submitted for resolution to a third firm of independent certified public accountants jointly selected by the Stockholders and BBC. The determination of such third firm with respect to the items in dispute shall become the Final Accountant's Report and shall be final and binding upon all parties hereto. Both parties will use their best efforts to resolve these matters as rapidly as possible.

         (d) Payment of Fees. The Stockholders shall pay the fees of their accountants, and BBC shall pay the fees of CPA, in connection with the preparation and review of the Initial Accountant's Report. The fees of any third firm employed pursuant to the provisions of paragraph (c) of this Section shall be borne one-half by BBC and one-half by the Stockholders.

    5.2 Asset Value. For purposes of determining Net Asset Value, the Corporation's assets shall be valued in accordance with GAAP except as follows:

         (a) Inventory. Prior to the Closing, the Corporation and BBC shall inspect the inventory and attempt jointly to remove everything other than that which is currently saleable in the ordinary course of the Corporation's business ("Saleable Inventory"). Inventory which is damaged or obsolete shall be removed and placed in the Corporation's morgue. "Obsolete Inventory" shall mean disposable inventory which has an expiration date, as of the Closing Date, of ninety-one (91) days or less, and other inventory for which the Corporation has had no sales during the twelve (12) months prior to the Closing Date.
Commencing after the close of business on the Closing Date, the Stockholders and BBC shall jointly make a physical count of Saleable Inventory owned by the Corporation and located in the Premises. The Stockholders and BBC shall each be represented at its own expense by such employees and other representatives as each of them may deem necessary. Any sales made on or before the Closing Date shall be for the Corporation's account. Any sales made after the Closing Date shall be for BBC's account. A sale shall be deemed to occur when a shipment is made. Saleable inventory shall be valued at the Corporation's replacement cost on the Closing Date. For purposes of determining Net Asset 'Value, damaged inventory shall be valued at zero and Obsolete Inventory shall be valued at fifty percent (50%) of its FIFO Cost as of the Closing Date (the "Closing Value"). BBC shall attempt, in the ordinary course of its business, to sell the Corporation's Obsolete Inventory for a period of twelve (12) months after the Closing Date. On the first anniversary of the Closing, the proceeds from the sale of the Obsolete Inventory after the Closing shall be determined. If such proceeds exceed the Closing Value, BBC shall issue and deliver shares of Stock having an aggregate Market Value equal to such excess proceeds to the stockholders of the Corporation in proportion to their respective Pro-Rata Share. If the Closing Value exceeds such proceeds, the Stockholders shall refund to BBC that number of shares of Stock having an aggregate Market Value equal the amount of that shortfall.

         (b) Trade Accounts Receivable. The Trade Accounts Receivable shall be valued as of the Closing Date at face value less advance payments from customers, subject to the guarantee provisions of Section 10.11.

         (c) Supplies and Prepaid Expenses. Supplies and prepaid expenses shall be valued as of the Closing Date at replacement cost.

         (d) Computer Equipment. Computer equipment shall be valued as of the Closing Date at fair market value.

         (e) Intangible Assets. No value shall be attributed to any intangible assets of the Corporation.

    5.3 Liability Value. For purposes of determining Net Asset Value, the Corporation's liabilities shall be valued in accordance with GAAP except as follows:

         (a) Accounts Payable, Accrued Vacation and Other Current Liabilities. Accrued vacation, sick leave and other current liabilities shall be valued at the gross amount thereof as of the Closing Date. Accounts payable shall be valued at the gross amount thereof less discounts available to the Corporation on the Closing Date. Debit Memos which have not been rejected by vendors as of the Closing Date shall also be deducted from accounts payable.

         (b) Pension Plan. The projected benefit obligation under the Corporation's defined benefit pension plan as of the Closing Date in excess of the fair value of plan assets on hand as at that date shall be recorded as a liability of the Corporation along with a reasonable estimate of the costs and expenses necessary to terminate that plan.

         (c) Clauson Contract. The Corporation shall accrue a liability of $75,000 with respect to the Clauson contract as of the Closing Date; provided, however, that if the Corporation should pay $50,000 to Clauson on or before the Closing, the accrual provided for in this Section shall be reduced to $25,000.


                                   ARTICLE VI
                                  THE CLOSING

    6.1 The Closing. The Closing shall take place at the offices of Riddell, Williams, Bullitt & Walkinshaw on the Closing Date, commencing at 9:00 a.m. local time, provided that all conditions precedent to the obligations of the Corporation and BBC to close have then been met or waived. Either party may postpone the Closing for a reasonable period if necessary to enable it to perform any obligations hereunder. If the Closing shall not take place on or before January 31, 1995 (the "Outside Date"), this Agreement may be terminated at the option of any party other than a party whose act or failure to act prevented the Closing from occurring on or before the Outside Date.

    6.2 Listed Shares. The Stock required to be delivered by BBC upon consummation of the Merger shall be treasury shares which have previously been listed for trading on the New York Stock Exchange.

    6.3 Termination. This Agreement may be terminated at any time until the Effective Time of the Merger as follows: (a) by mutual consent of BBC and the Corporation; (b) by BBC or the Corporation, respectively, if, at or before the completion of the Closing, any material condition set forth herein upon the obligations of such party to consummate the Merger shall not have been duly satisfied or waived; (c) by BBC or the Corporation if the Closing shall not have occurred on or before the Outside Date, but no party shall be entitled to terminate pursuant to this Section 6.3(c) if its own acts or failures to act should delay the Closing beyond the Outside Date; or (d) by BBC or the Corporation, respectively, if it shall have discovered that any representation or warranty made herein for its benefit, or in any certificate, schedule or document furnished to it pursuant to this Agreement is untrue in any material respect, or the Corporation or BBC, respectively, shall have defaulted in the performance of any obligation under this Agreement; provided, however, that in order to terminate this Agreement under this Section 6.3(d), the party seeking to terminate this Agreement shall, upon discovery of such a breach or default, give written notice thereof to the other party and the other party shall fail to cure the breach or default by the later of ten (10) days after receipt of such notice or the Closing Date.

    6.4 Liability on Termination. Upon any termination of this Agreement pursuant to Section 6.3(a), no party shall have any liability or obligation hereunder (except to observe the confidentiality provisions hereof), and each party shall bear the expenses incurred by it. If a party should terminate pursuant to Section 6.3(b) because the other party shall have failed to perform any obligation under this Agreement, or pursuant to Section 6.3(d) because it shall have discovered a material misrepresentation or breach of warranty by the other party, the terminating party shall have no liability but the defaulting party shall not be excused from liability to the other party unless it can clearly demonstrate that the failure to perform was caused by persons or acts beyond its control. If the termination is the result of an event described in
Section 6.3(c), the terminating party shall have no liability to the other party, provided that the terminating party did not delay the Closing beyond the Outside Date, but the party causing that delay shall not be excused from liability to the other party unless he or it can clearly demonstrate that such delay was caused by persons or acts beyond his or its control.


                                   ARTICLE VII
                     CONDITIONS TO OBLIGATION OF EACH PARTY

    The obligation of each party to effect the Merger shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

    7.1  No Prohibition of Transaction.

         (a) No third party shall have instituted any suit or proceeding to restrain, enjoin or otherwise prevent the consummation of the merger, or to seek damages from or impose obligations upon any party by reason of the Merger which, in such party's reasonable judgment, would involve expense or lapse of time that would be materially adverse to that party's interest.

         (b) No order shall have been issued by any court or administrative body to restrain, enjoin or otherwise prevent consummation of the Merger.

         (c) No inquiry shall have been received about the Merger from the United States Department of Justice, the Federal Trade Commission or the Office of the Attorney General or any other office of any State, other than inquiries which shall have been reasonably resolved to the satisfaction of the parties hereto.

    7.2 Compliance With Law. There shall have been obtained any and all permits, approvals and consents of any governmental body or agency which counsel for BBC or for the Corporation may reasonably deem necessary or appropriate so that (a) consummation of the Merger will be in compliance with State Law and other laws applicable to the Corporation's business and (b) BBC will be able to continue the Corporation's business at each of the Premises.

    7.3 Proceedings, Documentation and Consents. All proceedings, Closing Documents contemplated by this Agreement and consents to and approvals of the Merger (the form and substance of all of which shall be reasonably satisfactory to the parties) as are necessary to effect the Merger, shall have been obtained.


                                  ARTICLE VIII
                        CONDITIONS TO THE OBLIGATION OF
                                  BBC TO CLOSE

    The obligations of BBC hereunder are subject to the satisfaction, on or prior to the Closing Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by BBC in writing.

    8.1 Representations and Warranties True at the Closing Date. Except for changes contemplated by this Agreement and changes which do not individually or in the aggregate have an adverse effect upon the assets or business of the Corporation, the representations and warranties of the Corporation and the Stockholders contained in Article 2 of the Supplemental Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct. At the Closing, the Stockholders shall have delivered to BBC a certificate to that effect signed by them or by the Representative on their behalf and dated on and as of the Closing Date.

    8.2 No Material Adverse Change. During the period from December 31, 1993 to the Closing Date, (a) there shall not have been any material adverse change in the financial condition, results of operations or prospects of the Corporation, nor any material loss or damage to its assets, whether or not insured, which materially affects its ability to conduct its business; (b) none of the events described in Section 2.28 of the Supplemental Agreement shall have occurred; and (c) BBC shall have received a certificate, dated the Closing Date, to the foregoing effect and to the further effect that any liabilities of the Corporation at the Closing Date which were not reflected on the Most Recent Balance Sheet are only liabilities incurred in the ordinary course of business subsequent to the date of that balance sheet or as otherwise contemplated by this Agreement or the Exhibits to the Supplemental Agreement. That certificate shall be signed by the Stockholders, individually or by the Representative on their behalf. The delivery of such certificate shall in no way diminish the warranties and representations made by the Stockholders in this Agreement and the Supplemental Agreement.

    8.3 Corporation's Performance. Each of the obligations of the Corporation and the Stockholders to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed at the Closing Date, and, at the Closing Date, the Corporation and the Stockholders, or the Representative acting on their behalf, shall have delivered to BBC a certificate to that effect dated on and as of the Closing Date.

    8.4 Necessary Corporate Approvals. The board of directors and stockholders of the Corporation shall have duly authorized and approved the execution and delivery of this Agreement and the Supplemental Agreement, and all corporate action necessary or proper to authorize the execution, delivery and performance of this Agreement and the Plan shall have been taken, on or prior to the Closing Date.

    8.5 Corporate Authority. At the Closing, the Corporation will furnish to BBC copies of the resolutions or consents of the Corporation's board of directors and its stockholders, appropriately certified by the Corporation's Secretary, authorizing the execution, delivery, and performance of this Agreement and the Plan, together with joiner agreements in the form of Appendix H hereto signed by the stockholders of the Corporation.

    8.6 Opinion of Counsel. The Corporation shall have furnished BBC and Subsidiary with a favorable opinion, dated on and as of the Closing Date, of Riddell, Williams, Bullitt & Walkinshaw, counsel to the Corporation and the Stockholders, in the form of Appendix F hereto.

    8.7 Investment Letters. On or prior to the Closing Date, each of the Corporation's stockholders shall have executed and delivered to BBC a private placement certificate in the form of Appendix B hereto, it being understood that BBC, in issuing the Stock, will be relying on the representations of said persons as contained in the said certificate.

    8.8 Satisfactory Searches. BBC shall have received evidence, satisfactory to it, that (a) the Corporation is duly organized, validly existing and in good standing in its state of incorporation, (b) the Corporation is qualified to do business as a foreign corporation where, in the opinion of counsel to the Corporation, it is required to be so qualified, and (c) the Corporation has good title to all assets listed on the Preliminary Balance Sheet free and clear of all liens, security interests, claims and encumbrances.

    8.9 Covenants Not To Compete. On or prior to the Closing, covenants not to compete in the form of Appendix C hereto shall have been executed by the persons listed on that Appendix and delivered to BBC.

    8.10 Employment Agreements. On or prior to the Closing, the employment agreement in the form of Appendix D hereto shall have been executed by the persons listed on that Appendix and delivered to BBC, and BBC shall have satisfied itself that 85% of the other employees of the Corporation whose names are listed in Exhibit 2.17.8 annexed to the Supplemental Agreement will accept employment from Durr.

    8.11 Environmental Review. BBC shall not have discovered Regulated Substances requiring remediation under any federal or state law, rule or regulation in the air, subsoil or groundwater of any of the Premises, nor any improper installation of or leakage from any underground storage tanks on the Premises, or any violation of environmental laws, rules or regulations that shall not have been remediated prior to the Closing Date; provided, however, that BBC will waive this condition if it is satisfied that the Stockholders have provided BBC with indemnification undertakings which are adequate in light of the nature and extent of the remediation task, disclosed in any Phase II study received pursuant to Section 4.16, which remains to be performed after the Closing Date.

    8.12 Consents to the Merger. On or prior to the Closing Date, the Corporation shall furnish BBC with such consents to the merger as in the opinion of BBC or its counsel are required to permit BBC to enjoy the benefits of the Merger without any cost beyond that contemplated by this Agreement.

    8.13 Seattle Lease. The Stockholders shall have executed and delivered the real estate lease described in Section 4.17.

    8.14 Tax Waivers. BBC shall have received tax waiver certificates from applicable taxing authorities, if material and available.

    8.15 Continuation Agreements with Major Customers. BBC shall have received confirmation from each of the Corporation's major customers listed on Exhibit
2.15.1 to the Supplemental Agreement that it will continue to do business with BBC following the Closing.

    8.16 Results of Investigation. BBC shall have determined in good faith that the results of its investigation do not show any losses, liabilities, commitments, contingencies or other conditions of or relating to the Corporation which are not set forth or reflected on the Most Recent Balance Sheet, or have not been otherwise disclosed to BBC in an Exhibit to the Supplemental Agreement, and which in the aggregate materially and adversely affect the business, financial condition, properties, results of operations, forecasts or prospects of the Corporation. If BBC should have discovered any such losses, liabilities, commitments or contingencies which it has determined, in good faith, to be material and adverse, it shall advise the Corporation and the Stockholders of that determination even if BBC should decide to waive this condition and consummate the Merger.


                                   ARTICLE IX
                        CONDITIONS TO THE CORPORATION'S
                    AND STOCKHOLDERS' OBLIGATIONS TO CLOSE

    The obligations of the Corporation and Stockholders hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part in writing by the Corporation and the Stockholders.

    9.1 Representations and Warranties True at the Closing. The representations and warranties of BBC contained in Section 3 of the Supplemental Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects and, at the Closing Date, except for changes in the ordinary course of business and changes to BBC's capital structure, BBC shall have delivered to the Corporation a certificate to such effect, signed by any BBC Representative and dated on and as of the Closing Date.

    9.2 BBC's Performance. Each of the obligations of BBC to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed at the Closing Date, and, at the Closing Date, BBC shall have delivered to the Corporation a certificate to such effect signed by any BBC Representative. There shall have been no change in BBC's consolidated financial or business condition or commitments nor any litigation or proceeding, actual or threatened, which is reasonably likely to prevent BBC from performing any obligation undertaken by it under this Agreement which is to be performed after the Closing.

    9.3 No Material Adverse Change. During the period from the date of this Agreement to the Closing Date, there shall not have been any material adverse change in the consolidated financial condition, results of operations or prospects of BBC and its subsidiaries, taken as a whole, nor any material loss or damage to its assets, whether or not insured, which materially affects BBC's ability to conduct its business, and BBC shall have delivered to the Corporation a certificate to that effect signed by any BBC Representative dated on and as of the Closing Date.

    9.4 Authority. All action required to be taken by or on the part of BBC to authorize the execution, delivery and performance of this Agreement by BBC and the consummation of the Merger shall have been duly and validly taken by the Board of Directors of BBC, and BBC shall have delivered to the Corporation a certificate to that effect, signed by any BBC Representative.

    9.5 Opinion of BBC's Counsel. BBC shall have furnished the Stockholders with an opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.C., counsel to BBC, dated the Closing Date, in the form of Appendix F hereto. As to any matter contained in that opinion which involves other than federal or New Jersey law, such counsel may rely upon the opinion of local counsel satisfactory to the Corporation. All those opinions may expressly rely as to matters of fact upon certificates of appropriate officers of BBC or appropriate governmental officials. Copies of all those opinions and certificates shall be delivered to the Corporation.

    9.6 Employment Agreements. At or prior to the Closing, employment agreements in the form and substance of Appendix D hereto shall have been executed by BBC and delivered to the persons listed on that Appendix.

    9.7 Seattle Lease. At or prior to the Closing, BBC shall have executed and delivered to the Stockholders a real estate lease in the form and substance of Appendix E hereto.


                                   ARTICLE X
                SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

    10.1 Survival of Representations and Warranties. All statements contained in any exhibit or certificate or other instrument delivered or to be delivered by or on behalf of the parties hereto, or in connection with the Merger, shall be deemed representations and warranties hereunder. All such representations, warranties, and agreements of the Stockholders and of BBC shall survive the Closing and any audit or investigation made by or on behalf of the parties. All such representations and warranties of the Corporation shall terminate at the

Effective Time of the Merger. Consummation of the Merger shall not be deemed or construed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time of Closing that such right or remedy existed.

    10.2 Indemnification by the Corporation and Stockholders.

         (a) Obligation to Indemnity. The Stockholders jointly and severally agree to and do hereby indemnify, and agree to defend and hold harmless, BBC, its subsidiaries, and their respective directors, officers, employees, fiduciaries, agents and affiliates, and each other person, if any, who controls such persons, against any claims, actions, suits, proceedings, investigations, losses, expenses, damages, obligations, liabilities, judgments, fines, fees, costs and expenses (including costs and reasonable attorneys, fees) and amounts paid in settlement of any pending, threatened or completed claim, action, suit, proceeding or investigation (collectively "Loss" or "Losses") which arise or result from or are related to (i) any breach or failure of the Corporation and Stockholders to perform any of their covenants or agreements set forth herein,
(ii) the inaccuracy of any representation or warranty made by the Corporation and Stockholders herein or in the Supplemental Agreement without regard to any knowledge qualification, (iii) any fixed or contingent obligation or liability of the Corporation (including but not limited to liabilities arising in torts, contracts, guarantees and indemnities) which existed as of the Closing Date in excess of any provisions for such obligation or liability in the Final Accountant's Report, (iv) any liability for taxes, including federal, state, county, and local income taxes, gross receipt taxes, excise taxes, franchise, business license fees, personal property, real property, sales, use and any other tax relating to the assets of the Corporation or the business of the Corporation for all periods up to and including the Closing Date other than those which are accrued as liabilities of the Corporation or reserved on the Final Accountant's Report, together with interest and penalties and additions to tax, if any, arising out of tax assessments, (v) any liability for federal, state or local income taxes resulting from the Merger, (vi) any underground storage tank located at any of the Premises, (vii) the purchase or sale by the Corporation of products which the Corporation purchased from sources other than the manufacturer or a distributor authorized by the manufacturer to distribute those products, (viii) any liability or costs arising out of the litigation and claims disclosed in Section 2.27 of the Supplemental Agreement or on Exhibit
2.27 annexed to the Supplemental Agreement, and (ix) any claims or litigation which may be asserted by former employees of the Corporation alleging wrongful discharge, discrimination, harassment or violation of other laws relating to employment. No liability shall attach under this Section 10.2, however, until BBC has incurred a Loss or Losses in the aggregate totaling one hundred thousand dollars ($100,000), and then only to the extent that all Losses in the aggregate exceed one hundred thousand dollars ($100,000); provided, however, that this sentence shall not apply with respect to adjustments made or indemnification required pursuant to Sections 2.2(e), 5.2, 10.8, 10.10, 10.11, 10.12, 10.14 and
10.15.

         (b) Means of Indemnification. The Stockholders shall cause the Escrow Agent to return to BBC, on demand, Escrow Shares, valued at Market Value, having an aggregate value equal to the amount of the Loss, calculated in accordance with Section 10.4(d), in excess of any applicable deductible or cushion provided for in Section 10.2(a). If a Stockholder should cause the Escrow Agent to sell Escrow Shares in accordance with the Escrow Agreement, that Stockholder shall cause the Escrow Agent either to return Escrow Shares or to pay cash, or both, as contemplated by the Escrow Agreement. To the extent that the number of Escrow Shares plus the cash then held by the Escrow Agent are insufficient for this purpose, the Stockholders jointly and severally agree to return, and to cause the other stockholders of the Corporation to return, to BBC the balance of the shares of Stock to which BBC is entitled, and shall be liable for any deficiency as provided in Section 10.6.

         (c) Set-Off. BBC shall have the right to set off any sum owed to BBC by the Stockholders or any of them pursuant to the foregoing indemnity, against any sum owed to any Stockholder by BBC. BBC may, at its option, exercise its offset rights by reducing the number of shares of Stock issuable pursuant to
Section 2.2(e) by the Market Value of those shares equal to the amount of the offset. Exercise of such right of offset shall not be a waiver of any other rights or remedies which BBC or Subsidiary may have against the Stockholders or any of them. Such right of setoff shall not limit the liability of the Stockholders hereunder, and such right shall be in addition to, and not in lieu of, any other rights and remedies that BBC may have against the Stockholders or any of them pursuant to this Agreement.

         (d) No Right of Contribution. If the Stockholders should be required to indemnify BBC, they shall have no right to contribution by or indemnification from the Corporation.

    10.3 Indemnification by BBC. BBC agrees to and does hereby indemnify and hold harmless the Corporation and Stockholders against any claims, losses, damages, expenses or liabilities (including costs and reasonable attorney's fees) resulting to the Stockholders from (a) any breach or failure of BBC to perform any of its covenants or agreements set forth herein, or (b) the inaccuracy of any representations or warranties made by BBC in Article 3 of the supplemental Agreement.

    10.4 Enforcement of Indemnification Rights.

         (a) Notification. Any person or entity seeking enforcement of indemnification rights hereunder shall notify each potentially liable person or entity of (i) any payment made in respect of any liability, obligation or claim to which the foregoing indemnity applies, (ii) any Loss which such person or entity may sustain or incur, to which the foregoing indemnity relates, and (iii) any claim made or suit filed against such person or entity with respect to the Corporation, its assets or this Agreement. Such notification shall include a specific demand for indemnification and defense if such person or entity wishes to assert his or its indemnification rights hereunder.

         (b) Disputes. If there is any dispute as to the right of indemnification and defense hereunder, the disputing party shall give the other party written notice of such dispute, specifying in detail the basis of the dispute, not later than twenty (20) days after receipt of a demand for indemnification. If the dispute cannot be resolved amicably, either party may institute suit against the other party in the United States District Court located in Denver, Colorado, to resolve the matter. All parties hereby waive the right to a jury trial in any such lawsuit.

         (c) Time Limit. If there is no dispute as to the right to indemnification with respect to any such demand within such twenty (20) day period, time being of the essence, or upon resolution of any such dispute by the parties or by a court, the person or entity entitled to indemnification shall be promptly paid the amount of such demand, the amount agreed to by the parties or the amount ordered by a court.

         (d) Calculation of Loss. In determining the amount of any Loss, net after tax proceeds of insurance received shall reduce the Loss. Tax benefits, if any, derived from such Loss by the party seeking indemnification shall not reduce the Loss, unless the amount paid to indemnify it for such Loss shall not be treated by it as income subject to federal or state income tax, in which event the amount of the Loss shall be reduced by the tax benefits derived therefrom.

         (e) Litigation Procedure. If BBC notifies the Representative of the commencement of an action against BBC, the Representative will be entitled, at his own expense, to (i) participate in and (ii) except in the case of a claim that relates to tax matters, assume the defense of the action. If the Representative wishes to assume the defense of that action, counsel selected by the Representative shall be reasonably satisfactory to BBC, and BBC shall cooperate in all reasonable respects, at its cost and expense, with the Representative and such counsel in the investigation and defense of that action and any appeal arising therefrom. After Representative shall notify BBC of his election to assume the defense of any such actions, the Stockholders will not be liable to BBC under this Article X for any legal fees or other expense subsequently incurred by BBC in connection with the defense thereof, except in the event that BBC is required to retain additional counsel to avoid a conflict of interest. Even if the Representative should assume the defense of any such actions, BBC shall have the right at its expense to participate in the defense thereof. If the Representative assumes the defense of any such actions, he shall not settle or otherwise compromise any such action without the prior written consent of BBC which BBC shall not unreasonably withhold. If the Representative should fail or refuse to assume the defense of any such action, the Stockholders shall jointly and severally reimburse BBC for the fees and expenses of counsel engaged by BBC to defend that action.

    10.5 Remedies Cumulative. Persons or entities entitled to indemnification hereunder shall be entitled to such indemnification from time to time and shall be entitled to rely upon one or more provisions of this Agreement without waiving their right to rely upon any other provisions at the same time or any other time.

    10.6 Liability for Deficiency. The Stockholders shall be jointly and severally liable to, and shall promptly return to BBC on demand, shares of Stock which BBC is entitled to receive under any Section of Article X which BBC does not receive from the Escrow Agent. The Stockholders each understand and acknowledge that their liability is not limited to the Escrow Fund held by the Escrow Agent. BBC shall be jointly and severally liable to, and shall promptly pay, the Stockholders on demand any amounts which any of the Stockholders are entitled to receive under any Section of Article X.

    10.7 Access to Books and Records. After the Closing, BBC will give the Representative (i) access to the books, records and files of the Corporation, which BBC will preserve in usable condition, for a period of three years; (ii) access to such of the books, records and files as may thereafter be preserved in BBC's discretion, and (iii) access to its accounting personnel and to the tax and accounting records of the Corporation in order to enable the Stockholders to prepare final tax reports required of the Stockholders; provided, however, BBC may terminate its obligation under subsection (i) hereof at any time by delivering all such books, records and files to the Representative.

    10.8 Taxes.

         (a) Tax Returns. The Stockholders shall prepare and file, at their expense, all final federal, state, county, and local tax returns of the Corporation with respect to its operations up to the Closing Date, and shall submit all such returns to BBC not less than 30 days prior to the date on which .such returns are required to be filed. Approval of such returns by BBC shall not impose any liability for the accuracy of such returns on BBC.

         (b) Payment of Corporation Taxes. BBC shall provide funds to pay the taxes reflected on those tax returns. To the extent that those taxes should exceed the tax liability accrued on the Final Accountant's Report, the Stockholders shall direct the Escrow Agent to refund to BBC shares of Stock, valued at Market Value, equal to such excess. To the extent that the tax accrual on the Final Accountant's Report should be greater than the tax reflected on the tax returns, the Stockholders shall be entitled to a credit, such credit to be that number of shares of Stock, valued at Market value, equal to such excess accrual.

         (c) Payment of Personal Taxes. The Stockholders shall pay any federal, state or local income or gross receipt taxes, or business license fees, if any, which are imposed on the Stockholders or the Corporation as a result of the Merger, or imposed on BBC or any of its affiliates as a result of any steps taken by the Corporation or the Stockholders at any time prior to or after the Effective Time of the Merger, and any federal, state or local taxes or fees upon or related to the Corporation's assets, business or employees' compensation accrued as of the Closing Date other than those set forth as liabilities on the Final Accountant's Report.

         (d) Tax Treatment of the Merger. The Stockholders hereby represent to BBC that they have sought and received tax advice from, and relied upon, their own tax advisors with respect to the tax treatment of the Merger and have not received any such tax advice from BBC or its advisors.

    10.9 Insurance. The Corporation will maintain in force through the Closing the public liability insurance policies listed on Exhibit 2.19 annexed to the Supplemental Agreement.

    10.10 Environmental Cleanup.  Representative shall direct the Escrow
Agent to reimburse BBC for any environmental cleanup costs incurred by BBC in excess of the accrual for that purpose included in the Final Accountant's Report. The Stockholders agree, jointly and severally, to indemnify, defend and hold BBC harmless against any cleanup costs, expenses and fines, and all costs, including attorneys fees, in defending against any action which may be instituted by any federal or state agency, or by any present or former owner of any of the Premises or of the property identified in Exhibit 2.6 annexed to the Supplemental Agreement, or by any other person, for payment or reimbursement of or contribution to the payment of any such cleanup costs and any cleanup or other costs, expenses and fines resulting from the generation, manufacture, refining, transporting, treatment, storage, handling, disposal, transfer or processing of Regulated Substances by the Corporation or companies acquired by it.

    10.11 Trade Accounts Receivable Guarantee.

         (a) General. BBC shall use its best efforts (but shall not be obligated to threaten or to commence litigation) to collect all Trade Accounts Receivable in the ordinary course of its business, provided that BBC shall have the right, at any time up to the 210th day following the Closing, to assign to the Representative (on behalf of the Stockholders) the uncollected portion of any Trade Accounts Receivables included in the Final Accountant's Report which have not been collected by BBC within 180 days after the Closing ("Reassigned Receivables"). BBC shall deliver to the Representative all documents which relate to the Reassigned Receivables and any similar documents generated by BBC after the date hereof. BBC shall cooperate with the Representative in any reasonable collection efforts relating to the Reassigned Receivables. The Stockholders shall cause the Escrow Agent to return to BBC, or, if there are not sufficient shares of Stock held in escrow by the Escrow Agent, to the extent of any such deficiency, the Stockholders shall return to BBC, on demand, shares of Stock, valued at Market Value, having an aggregate value equal to the face amount of the Reassigned Receivables less any credits and amounts prepaid by the account debtor and not previously applied against that debtor's account.

         (b) Application of Collections. To the extent that BBC shall continue to do business with the Corporation's customers who owe the Corporation money as of the Closing Date, the parties agree that, in the absence of specific customer instructions to apply, or not to apply, payments to specific invoices, the payments received by BBC from those customers subsequent to such date shall be applied against the oldest outstanding balances of such Trade Accounts Receivable. Credits, if any, which BBC may issue to any account debtor with respect to the return of merchandise sold by the Corporation to that account debtor shall be credited against the oldest outstanding balances of such Trade Accounts Receivable. Commencing sixty (60) days after the Closing, and monthly thereafter, BBC will furnish the Representative with a monthly trial balance of Trade Accounts Receivable acquired pursuant to the Merger.

    10.12 Debit Memos. The Stockholders shall cause the Escrow Agent to return to BBC, or, if there are not sufficient shares of Stock held in escrow by the Escrow Agent, to the extent of any such deficiency, the Stockholders shall return to BBC, on demand, shares of Stock, valued at Market Value, having an aggregate value equal to the aggregate amount of Debit Memos included in the Final Accountant's Report as a reduction of trade payables of the Corporation, to the extent that any vendors should, within 365 days after the Closing, reject or refuse to honor Debit Memos issued by the Corporation on or before the Closing Date.

    10.13 Intentionally omitted.

    10.14 Defined Benefit Pension Plan. The Stockholders agree jointly and severally to indemnify BBC against (a) any liability arising under the Corporation's Defined Benefit Pension Plan in excess of the amount, if any, reflected as a liability with respect to that Plan on the Final Accountant's Report, and (b) any liability, cost or expense resulting from the termination of that Plan.

    10.15 Clauson Contract. If John Clauson should not be employed by Durr for any reason at 1/9/96, the Stockholders shall be entitled to receive shares of Stock having an aggregate value of $50,000, calculated at Market Value. If John Clauson should not be employed by Durr, for any reason, at 1/9/97, the Stockholders shall be entitled to receive shares of Stock having an aggregate value of $25,000 calculated at Market Value.

    10.16 Power of Attorney. The Corporation and each of the Stockholders hereby appoints the Representative designated in Section 1.26 to act as his or her attorney-in-fact, in his or her name, to take any and all actions that may, on the part of the Stockholders or the Corporation, be necessary or appropriate pursuant to the terms of this Agreement, including but not limited to the following:

         (a) To execute and deliver the Escrow Agreement, the Closing certificates and any other document or instruments which may, in said attorney-in-fact's sole discretion, be necessary or appropriate to consummate the Merger;

         (b) To execute and deliver amendments of any nature of this Agreement, the Supplemental Agreement, the Escrow Agreement and any other agreement or document to be executed and delivered pursuant to this Agreement;

         (c) To grant waivers of the Corporation's rights hereunder and the Stockholders' rights hereunder;

         (d) To accept and give receipts for the shares of Stock to be delivered hereunder;

         (e)  To indemnify BBC pursuant to the terms of this Agreement; and

         (f) To take any and all other actions as said attorney-in-fact, in his sole discretion, deems necessary or advisable to consummate the Merger.

    Said attorney-in-fact shall not be liable to the Corporation or the Stockholders for any action taken or omission made in good faith, and each of the Stockholders hereby ratifies all that said attorney-in-fact may do or cause to be done hereunder. Said attorney-in-fact shall be entitled to appoint a substitute attorney-in-fact should he be unable to perform hereunder. The authority conferred by this Section is irrevocable and, as said attorney-in-fact is a substantial stockholder of the Corporation, this power-of- attorney is deemed coupled with an interest and shall survive any eventuality affecting the Corporation and any Stockholder granting this power of attorney.

    10.17 Direction to Escrow Agent. Whenever BBC shall be entitled pursuant to the provisions of this Agreement to receive a refund of shares of Stock from the Escrow, the Stockholders shall promptly direct the Escrow Agent to return such shares of Stock to BBC.


                                   ARTICLE XI
                                  MISCELLANEOUS

    11.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed delivered if delivered by hand, by telecopier, by carrier or if mailed by certified or registered mail, postage prepaid, addressed as follows:

    If to BBC, Subsidiary or BBC Representative:

    Bergen Brunswig Corporation
    4000 Metropolitan Drive
    Orange, CA 92668-3510
    Attn:  Milan A. Sawdei, Esq.
    Executive Vice President
    Chief Legal Officer
    Fax No. (714) 978-7415


    with a copy to:

    Richard M. Sandler, Esq.
    Lowenstein, Sandler, Kohl, Fisher & Boylan
    65 Livingston Avenue
    Roseland, NJ 07068
    Fax No. (201) 992-5820

    If to the Corporation, Stockholders or the Representative:

    Mr. Berkley G. Biddle
    910 North 137th Street
    Seattle, Washington 98133
    with a copy to:

    Douglass A. Raff, Esq.
    Riddell, Williams, Bullitt & Walkinshaw Suite 4400
    1001 Fourth Avenue Plaza
    Seattle, Washington 98154
    Fax No. (206) 389-1708

    11.2 Assignability and Parties in Interest. This Agreement shall not be assignable by any of the parties hereto without the consent of all other parties hereto; provided, however, that BBC may assign to any of its subsidiaries all of its post-closing rights and obligations hereunder, but such assignment shall not relieve BBC of direct and primary responsibility for its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

    11.3 Expenses. The Stockholders shall pay all legal, accounting, broker and any other fees and expenses incurred by the Corporation and the Stockholders in negotiating, executing and consummating the Merger. No such expenses shall be accrued as liabilities of the Corporation on the Final Accountant's Report.

    11.4 Collections. From and after the Closing, BBC shall have the full right and authority, at its expense, to collect for its account all Trade Accounts Receivable and Notes Receivable which shall be acquired by it as provided in this Agreement and to endorse with the name of the Corporation any checks or drafts received on account of such Trade Accounts Receivable and Notes Receivable.

    11.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington, except that New Jersey law shall govern the corporate actions to be taken by BBC, and the Merger shall be governed both by New Jersey and Washington law.

    11.6 Counterparts. This Agreement may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

    11.7 Headings. The headings and sub headings contained in this Agreement and the table of contents are included solely for ease of reference, are not intended to give a full description of the contents of any particular Section and shall not be given any weight whatsoever in interpreting any provision of this Agreement.

    11.8 Pronouns, etc. Use of male, female and neuter pronouns in the singular or plural shall be understood to include each of the other pronouns as the context requires. The word "and" includes the word "or". The word "or" is disjunctive but not necessarily exclusive.

    11.9 Complete Agreement. This Agreement, the Appendices hereto, the Supplemental Agreement, the Exhibits thereto, and the documents delivered pursuant hereto or referred to herein or therein contain the entire agreement among the parties with respect to the Merger and, except as provided herein, supersede all previous negotiations, commitments and writings.

    11.10 Modifications, Amendments and Waivers. This Agreement shall not be modified or amended except by a writing signed by each of the parties. Prior to the Closing, the Corporation may amend any of the exhibits to the Supplemental Agreement by giving BBC notice of such amendments. If such amended disclosures reveal materially adverse information about the Corporation's business or assets, BBC may terminate this Agreement without liability to the Corporation or the Stockholders, and the Corporation may terminate this Agreement without liability to BBC (except as otherwise provided in Section 6.4) unless BBC shall agree to consummate the Merger notwithstanding that disclosure and without any reduction in the Merger Consideration resulting from that disclosure other than from a reduction in the Corporation's Net Asset Value caused by the facts underlying that disclosure.

    11.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the Merger is consummated to the maximum extent possible.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                  BERGEN BRUNSWIG CORPORATION



                                  By: /s/ Dwight A. Steffensen
                                      --------------------------------------
                                      Dwight A. Steffensen, President




                                  BIDDLE AND CROWTHER COMPANY


                                  By: /s/ Berkley G. Biddle
                                      --------------------------------------



                                      /s/ Raymond L. Biddle
                                      --------------------------------------
                                      Raymond L. Biddle



                                      /s/ Berkley G. Biddle
                                      --------------------------------------
                                      Berkley G. Biddle